Exhibit 10.7
IOWA FARM BUREAU
March 14, 2005
Randy Layton, Secretary
Southern Iowa Bio-Energy
c/o Decatur County Development Corporation
207 North Main Street
Leon, IA 50144
Dear Mr. Layton:
I am pleased to inform you that your request for funding to assist in the development of a biodiesel production facility has been approved. The Iowa Farm Bureau Federation is awarding a Value Added Agricultural Processing Technical Assistance Grant in the amount of $5,000 in support of your effort.
The Iowa Farm Bureau actively supports the growth and development of Iowa’s biodiesel industry. Southern Iowa Bio-energy is to be commended for its leadership in this industry, which is so important to Iowa’s agricultural economy.
Please accept this check with our best wishes for success.
Sincerely,
/s/Craig A. Lang
 Craig A. Lang
President
Enclosure
cc: Calvin Rozenboom, District 8 Director
     Darrell Weems, Regional Manager

5400 University Avenue. West Des Moines, IA 50266-5997 / (515) 225-5400